Exhibit 99.1

News Release	For Immediate Release // May 2, 2017

Freddie Mac Reports Net Income and Comprehensive Income of $2.2 Billion

for First Quarter 2017

The Company is Scheduled to Return $2.2 Billion to Taxpayers in June 2017 for a Total of $108.2 Billion in Dividends Paid to Treasury

First Quarter 2017 Financial Highlights

Comprehensive income of $2.2 billion was driven by continued solid business environment and the company’s growing guarantee businesses.

•    Net interest income of $3.8 billion declined 2 percent from the fourth quarter of 2016, primarily due to lower single-family revenue driven by a decline in refinancing volumes as interest rates increased.

•    Estimated market-related gains were near zero ($0.1 billion after-tax) versus a large gain of $2.3 billion in the fourth quarter of 2016; one of the smallest market-related impacts on comprehensive income in the past three years.

Comprehensive Income 1Q 2017 = $2.2B

Total Guarantee Portfolio 03/31/2017 = $1,943B

Available PSPA Funding 1Q 2017 = $140.5B

First Quarter 2017 Business Highlights

Business Fundamentals Remain Strong

Portfolio balances

•    Total guarantee portfolio increased $30 billion in the first quarter to $1,943 billion at March 31, 2017 and has increased 6 percent from a year ago.

o    Single-family guarantee portfolio increased $24 billion to $1,779 billion at March 31, 2017; increasing 4 percent from a year ago.

o    Multifamily guarantee portfolio increased $6 billion to $164 billion at March 31, 2017; increasing 28 percent from a year ago.

•    Total mortgage-related investments portfolio declined $7 billion in the first quarter to $291 billion at March 31, 2017 and has decreased 14 percent from a year ago.

o    The company continues to reduce this portfolio as required by FHFA and the U.S. Treasury. In addition, the less liquid asset portion of the portfolio declined to $117 billion at March 31, 2017 from $124 billion at December 31, 2016.

Single-family Guarantee business

•    Core (post-2008) book, which excludes HARP and other relief refinance loans, was 74 percent of the credit guarantee portfolio; an increase of 1 percentage point from the fourth quarter of 2016 and 6 percentage points from a year ago.

•    Purchase volume of $86 billion declined 26 percent from fourth quarter 2016 as the overall market for loan originations declined in the rising interest rate environment.

•    Serious delinquency rate of 0.92 percent declined  8 basis points from year end 2016 due to a decline in the seriously delinquent inventory; below 1.00 percent for the first time since mid-2008.

Multifamily business

•    Purchase volume of $13 billion, a seasonal decline of $5 billion from the fourth quarter of 2016. Outstanding loan commitments increased $2 billion to $14 billion, reflecting strong market demand in the first quarter.

•    Delinquency rate continues near zero at 0.03 percent, unchanged from the fourth quarter of 2016 and has remained below 0.05 percent since early 2014.

Reducing Taxpayer Exposure Through Credit Risk Transfer Programs

•    Single-family Guarantee business transferred a significant portion of the credit risk on approximately $65 billion of loans in the first quarter of 2017; the company has now transferred a portion of credit risk on nearly 30 percent of the total outstanding single-family credit guarantee portfolio, up from 22 percent at the end of the first quarter of 2016.

•    Multifamily business transferred a large majority of the credit risk on $10 billion of loans in the first quarter of 2017 and more than $190 billion of loans since the program’s inception in 2009.

Delivering on Our Mission

•    Provided approximately $98 billion in liquidity to the mortgage market – funding nearly 368,000 single-family homes and approximately 159,000 multifamily rental units.

“Our strong first quarter results, as the impact of moves in interest rates and market spreads was near zero, show how Freddie Mac is better serving its mission to responsibly provide liquidity, stability and affordability to the nation’s mortgage markets, and doing so in a taxpayer efficient manner.

“Our total book of guarantee business grew more than six percent in the last year to $1.9 trillion. We did this by improving the technology, products and level of service provided to our lender customers. This enables them, in turn, to responsibly and sustainably provide more competitive pricing and terms to a growing range of homeowners and renters. At the same time, we continue to innovate in transferring mortgage credit risk to private capital markets.

“Together, our efforts are building a better housing finance system for America’s homebuyers, renters, lenders and taxpayers. We’re proud to be a leader in this change.”

Donald H. Layton

Chief Executive Officer

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $2.2 billion for the first quarter of 2017, compared to net income of $4.8 billion for the fourth quarter of 2016. The company also reported comprehensive income of $2.2 billion for the first quarter of 2017, compared to comprehensive income of $3.9 billion for the fourth quarter of 2016.

Summary Consolidated Statements of Comprehensive Income

		Three Months Ended
($ Millions)		3/31/17	12/31/16	Change
1	Net interest income	$3,795	$3,885	$(90)
2	Benefit (provision) for credit losses	116	(326)	442
3	Derivative gains (losses)	(302)	6,381	(6,683)
4	Other non-interest income (loss)(1)	676	(1,411)	2,087

5	Non-interest income	374	4,970	(4,596)
6	Administrative expense	(511)	(584)	73
7	Other non-interest expense	(453)	(582)	129

8	Non-interest expense	(964)	(1,166)	202
9	Pre-tax income	3,321	7,363	(4,042)
10	Income tax expense	(1,110)	(2,516)	1,406

11	Net income	$2,211	$4,847	$(2,636)
12	Total other comprehensive income (loss)	23	(972)	995

13	Comprehensive income	$2,234	$3,875	$(1,641)

	Memo Item
14	Guarantee fee income(1)	$149	$146	$3

(1)	Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

Financial Results Discussion

Freddie Mac’s first quarter 2017 net income of $2.2 billion and comprehensive income of $2.2 billion decreased $2.6 billion and $1.6 billion, respectively, from the fourth quarter of 2016. The decline in the company’s first quarter 2017 results was primarily driven by a reduction in market-related gains as interest rates and spreads did not change significantly in the first quarter of 2017.

●	Net Interest Rate Effect: Estimated fair value gain was near zero for the first quarter of 2017 driven by slight increases in interest rates, compared to $2.0 billion (after-tax) estimated fair value gain for the fourth quarter of 2016 as longer-term interest rates increased significantly. (See Net Interest Rate Effect table for additional details.)

●	Spread Change Effect: $0.1 billion (after-tax) estimated gain for the first quarter of 2017, compared to a $0.3 billion (after-tax) estimated gain for the fourth quarter of 2016, as market spreads tightened less in the first quarter of 2017.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

Net Interest Rate Effect

		Three Months Ended
($ Billions)		3/31/17	12/31/16	Change
1	Derivative gains (losses)(1)	$(0.3)	$6.4	$(6.7)
2	Gains (losses) on derivatives in fair value hedge relationships	0.1	-	0.1
	Less:
3	Accrual of periodic cash settlements	(0.5)	(0.4)	(0.1)
4	Non-interest rate effect on derivative fair values	(0.2)	0.1	(0.3)

5	Interest rate effect on derivative fair values	$0.5	$6.7	$(6.2)
	Add:
6	Estimate of offsetting interest rate effect related to financial instruments measured at fair value(2)	(0.5)	(3.6)	3.1
7	Gains (losses) on mortgage loans in fair value hedge relationships	-	-	-
8	Income tax (expense) benefit - @ 35%	-	(1.1)	1.1

9	Estimated net interest rate effect on comprehensive income	$-	$2.0	$(2.0)

(1)	Includes fair value gains (losses) on derivatives while not in fair value hedge relationships.

(2)	Includes the interest-rate effect on the company’s trading securities, available-for-sale securities, mortgage loans held-for-sale, and other assets and debt for which the company elected the fair value option, which is reflected in Other non-interest income (loss) and Total other comprehensive income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

Selected Financial Measures

●	Net interest income was $3.8 billion for the first quarter of 2017, a decrease of $90 million from the fourth quarter of 2016.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

◾	The decrease in net interest income primarily reflects lower single-family revenue driven by a decline in refinancing volumes as interest rates increased, partially offset by higher average contractual guarantee fees.

(1)	Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

●	Guarantee fee income, primarily from the company’s multifamily business, was $149 million for the first quarter of 2017, slightly higher than the fourth quarter of 2016.

●	Benefit for credit losses was $116 million, a shift from a provision for credit losses of $326 million for the fourth quarter of 2016.

◾	The provision for credit losses in the fourth quarter of 2016 primarily reflected a higher valuation of the cost of interest rate concessions on certain modified loans.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

o	On January 1, 2017, the company elected a new accounting policy for loan reclassifications from held-for-investment to held-for-sale. Under the new policy, when the company reclassifies (transfers) a loan from held-for-investment to held-for-sale, the company charges off the entire difference between the loan’s recorded investment and its fair value if the loan has a history of credit-related issues. Expenses related to property taxes and insurance are included as part of the charge-off. If the charge-off amount exceeds the existing loan loss reserve amount, an additional provision for credit losses is recorded. Any declines in loan fair value after the date of transfer will be recognized as a valuation allowance, with an offset recorded to other income (loss). This new policy election was applied prospectively, as it was not practical to apply it retrospectively.

Variability of Earnings

Freddie Mac’s financial results are subject to significant earnings variability from period to period. This variability is primarily driven by:

●	Interest-Rate Volatility – Freddie Mac holds assets and liabilities that expose it to interest-rate risk. Through its use of derivatives, the company manages its exposure to interest-rate risk on an economic basis to a low level as measured by the company’s models. However, the way the company accounts for its financial assets and liabilities (i.e., some are measured at amortized cost, while others are measured at fair value), including derivatives, creates volatility in the company’s GAAP earnings when interest rates fluctuate. Based upon the composition of its financial assets and liabilities, including derivatives, at March 31, 2017, the company generally recognizes fair value losses in earnings when long-term interest rates decline. This volatility generally is not indicative of the underlying economics of its business.
●	Spread Volatility – The volatility of market spreads (i.e., credit spreads, liquidity spreads, risk premiums, etc.), or OAS, is the risk associated with changes in the excess of market interest rates over benchmark rates. Freddie Mac holds assets and liabilities that expose it to spread volatility, which may contribute to significant GAAP earnings volatility. For financial assets measured at fair value, the company generally recognizes fair value losses when market spreads widen. Conversely, for financial liabilities measured at fair value, the company generally recognizes fair value gains when market spreads widen.

The variability of GAAP earnings and the declining capital reserve required under the terms of the Senior Preferred Stock Purchase Agreement (Purchase Agreement) (ultimately reaching zero in 2018) increase the risk of Freddie Mac having a negative net worth and thus being required to draw from Treasury. The company could face a risk of a draw for a variety of reasons.

In an effort to reduce the company’s GAAP earnings volatility, and thereby the probability of a draw due to changes in interest rates, the company entered into certain transactions, including structured transactions, that have resulted in additional financial assets being recognized and measured at fair value, which help to reduce the measurement differences. In addition, on February 2, 2017, the company began using fair value hedge accounting for certain single-family mortgage loans, which further reduces the interest-rate sensitivity in its GAAP earnings. These transactions, and especially the application of fair value hedge accounting, have significantly reduced the volatility in the company’s GAAP earnings, and have more closely aligned GAAP earnings with the underlying economics of its business.

Non-GAAP Financial Measure Highlights

In addition to analyzing the company’s results on a GAAP basis, management reviews certain financial measures on an “adjusted”, or non-GAAP, basis. The adjusted, or non-GAAP, financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP condensed consolidated statements of comprehensive income. Management believes the non-GAAP financial measures are useful because they more clearly explain the company’s sources of revenue. The company does not present adjusted measures for net income or comprehensive income.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

●	The company’s GAAP net interest income includes the spread earned on its investments activities plus the guarantee fees earned by its single-family business. GAAP guarantee fees are primarily those generated by its multifamily business.
◾	Adjusted net interest income is the net spread earned on the company’s investments activities, including the cost of funds associated with using derivatives.
◾	Adjusted guarantee fee income is designed to show the revenues from guarantee fees from both the single-family and multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011.

The graphs that follow show the company’s two non-GAAP financial measures – adjusted net interest income and adjusted guarantee fee income.

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 16 of this press release.

(2)	During the first quarter of 2017, the company discontinued adjustments which reflected the reclassification of amortization of upfront cash paid and received upon acquisitions and issuances of swaptions and options from GAAP derivative gains (losses) to adjusted net interest income. Prior period results have been revised to conform to the current period presentation.

Note: Amounts may not add due to rounding.

●	Adjusted net interest income was $1.2 billion, an increase of $45 million from the fourth quarter of 2016.

◾	The increase in adjusted net interest income primarily reflects both higher multifamily held-for-sale portfolio balances and higher prepayment fee income on certain mortgage loans.

◾	Adjusted net interest income is expected to decline over the long term, primarily as a result of the company’s ongoing reduction of its mortgage-related investments portfolio in accordance with the requirements of the Purchase Agreement and FHFA.

●	The mortgage-related investments portfolio was $291.2 billion as of March 31, 2017, a decline of $7.2 billion from December 31, 2016.

◾	The company remains focused on reducing the balance of less liquid assets in this portfolio. The balance of less liquid assets was $117.2 billion as of March 31, 2017, a decline of $6.7 billion, or 5.4 percent, from December 31, 2016.

o	Less liquid assets (e.g., reperforming loans, performing modified loans, single-family seriously delinquent loans, and mortgage-related securities not guaranteed by a GSE or the U.S. government) are less liquid than agency securities and loans in the securitization pipeline.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 16 of this press release.
(2)	Total guarantee portfolio balance represents the total of the single-family credit guarantee portfolio and the multifamily guarantee portfolio.
(3)	Calculated as annualized quarterly adjusted guarantee fee income divided by the total guarantee portfolio balance.

Note: Amounts may not add due to rounding.

●	Adjusted guarantee fee income was $1.6 billion, a decrease of $240 million from the fourth quarter of 2016.

◾	The decrease in adjusted guarantee fee income primarily reflects lower single-family revenue driven by a decline in refinancing volumes as interest rates increased, partially offset by higher average contractual guarantee fees.

o	Adjusted guarantee fee income from contractual guarantee fees is expected to increase over the long term as guarantee fees on new business are generally higher than the fees received on older vintages that continue to run off.

o	The recognition of upfront fees, which is primarily driven by refinances, generally decreases in periods when refinance activity declines due to a higher interest rate environment.

◾	The total guarantee portfolio balance grew to $1,943 billion at March 31, 2017, an increase of approximately $30 billion from December 31, 2016.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

Segment Financial Results and Business Highlights

Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-Family Guarantee, Multifamily and Investments. The company presents Segment Earnings for each segment by reclassifying certain credit guarantee-related and investment-related activities between various line items on its GAAP condensed consolidated statements of comprehensive income and allocating certain revenue and expenses, including certain returns on assets and funding costs and all administrative expenses, to its three reportable segments. During the first quarter of 2017, the company changed how it calculates certain components of Segment Earnings for the Investments segment. Prior period results have been revised to conform to the current period presentation. For more information about Segment Earnings, see Note 11 to the financial statements included in the company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017 and page 17 of this press release.

Segment Earnings and Comprehensive Income(1)

		Three Months Ended
($ Millions)		3/31/17	12/31/16	Change
	Single-family Guarantee Segment
1	Guarantee fee income	$1,418	$1,664	$(246)
2	Benefit (provision) for credit losses	39	(630)	669
3	Administrative expense	(333)	(384)	51
4	Other	(58)	(142)	84
5	Income tax (expense) benefit	(356)	(228)	(128)

6	Segment earnings, net of taxes	710	280	430
7	Total other comprehensive income (loss), net of tax	(2)	(8)	6

8	Total comprehensive income	$708	$272	$436

	Multifamily Segment
9	Net interest income	$271	$231	$40
10	Guarantee fee income	151	145	6
11	Gains (losses) on loans and other non-interest income	236	(500)	736
12	Derivative gains (losses)	127	1,285	(1,158)
13	Administrative expense	(95)	(107)	12
14	Other	(15)	(12)	(3)
15	Income tax (expense) benefit	(226)	(380)	154

16	Segment earnings, net of taxes	449	662	(213)
17	Total other comprehensive income (loss), net of tax	(4)	(292)	288

18	Total comprehensive income	$445	$370	$75

	Investments Segment
19	Net interest income	$929	$924	$5
20	Derivative gains (losses)	52	5,536	(5,484)
21	Other non-interest income	686	(578)	1,264
22	Administrative expense	(83)	(93)	10
23	Other	(4)	24	(28)
24	Income tax (expense) benefit	(528)	(1,908)	1,380

25	Segment earnings, net of taxes	1,052	3,905	(2,853)
26	Total other comprehensive income (loss), net of tax	29	(672)	701

27	Total comprehensive income	$1,081	$3,233	$(2,152)

(1)	The financial performance of the company’s Single-family Guarantee segment is measured based on its contribution to GAAP net income (loss). The financial performance of the company’s Investments segment and Multifamily segment are measured based on each segment’s contribution to GAAP comprehensive income (loss).

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

Single-family Guarantee Segment

Providing liquidity to the U.S. housing market while continuing to transfer credit risk to the private market

Financial Results

●	Single-family Guarantee segment earnings were $710 million for the first quarter of 2017, an increase of $430 million from the fourth quarter of 2016.
◾	The increase in segment earnings primarily resulted from the shift to a benefit for credit losses in the first quarter of 2017 from a provision for credit losses in the fourth quarter of 2016, partially offset by lower single-family revenue driven by a decline in refinancing volumes as interest rates increased.

Business Highlights

●	Core book continued to grow and was 74 percent of the single-family credit guarantee portfolio at March 31, 2017.
◾	HARP and other relief refinance loans represented 15 percent, while the legacy book declined to 11 percent.
●	Average guarantee fees charged on new acquisitions were 44.2 basis points (net of the legislated 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011) for the first quarter of 2017, up from 42.7 basis points in the fourth quarter of 2016.
◾	Average guarantee fees on the single-family credit guarantee portfolio were 32.1 basis points, a decrease of 6.2 basis points from the fourth quarter of 2016, primarily due to lower single-family revenue driven by a decline in refinancing volumes as interest rates increased.
●	Transferred a small portion of expected credit losses and a significant portion of the credit losses in a stressed economic environment on approximately $65.4 billion in UPB of mortgage loans in the Core book during the first quarter of 2017.

Multifamily Segment

Providing financing for workforce housing while continuing to transfer credit risk to the private market

Financial Results

●	Multifamily segment comprehensive income was $445 million for the first quarter of 2017, an increase of $75 million from the fourth quarter of 2016.
◾	The increase in comprehensive income was primarily driven by an increase in the held-for-sale portfolio balance and higher prepayment fee income, partially offset by lower mark-to-market gains in the first quarter of 2017.
o	Derivative gains (losses) for the Multifamily segment are largely offset by interest-rate related fair value changes of the loans and investment securities being economically hedged. As a result, there is minimal net impact on total comprehensive income for the Multifamily segment from interest-rate related derivatives.

Business Highlights

●	New purchase volume of $12.7 billion for the first quarter of 2017 declined 28 percent from the fourth quarter of 2016, while outstanding loan commitments increased $2 billion to $14 billion, reflecting strong market demand. The company expects the full-year volumes for 2017 to be consistent with 2016.
◾	The capped multifamily new business activity for the first quarter of 2017 was $6.9 billion.
o	The 2017 Conservatorship Scorecard goal is to maintain the dollar volume of annual multifamily new business activity at or below a production cap of $36.5 billion.
●	Executed 9 K Certificate and 3 SB (Small Balance) Certificate transactions that transferred a large majority of expected and stress credit losses associated with $10 billion in UPB of loans during the first quarter of 2017.
●	Provided financing for approximately 159,000 rental units in the first quarter of 2017.
◾	83 percent of the eligible units financed were affordable to families earning at or below area median incomes.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

Investments Segment

Enhancing the liquidity of the company’s securities in the secondary mortgage market while reducing less liquid assets using an economically sensible approach

Financial Results

●	Investments segment comprehensive income was $1.1 billion for the first quarter of 2017, a decrease of $2.2 billion from the fourth quarter of 2016.
◾	The decrease in comprehensive income was primarily driven by lower market-related gains as a result of slight increases in longer-term interest rates during the first quarter of 2017.
●	On February 2, 2017, the company began using fair value hedge accounting for certain single-family mortgage loans, which reduced its GAAP earnings sensitivity to large interest rate movements by nearly 50 percent in the first quarter of 2017.

Business Highlights

●	Continued to actively reduce the balance of the company’s mortgage-related investments portfolio, focusing on reducing the balance of less liquid assets. The Investments segment less liquid assets were $76.0 billion at March 31, 2017, down $3.2 billion, or 4 percent, from December 31, 2016, due to sales of $2.3 billion of non-agency mortgage-related securities and ongoing portfolio liquidations.
●	The Investments segment securitization pipeline assets, which represent performing single-family loans purchased for cash and held until securitized, were $7.7 billion at March 31, 2017, down $5.4 billion from December 31, 2016.
●	Continued to maintain a presence in the agency mortgage-related securities market to strategically support the guarantee business.
◾	Liquid assets held by the Investments segment were $141.2 billion at March 31, 2017, or 63 percent of the portfolio.

Housing Market Support

Freddie Mac supports the U.S. housing market by executing its charter mission to ensure credit availability for new and refinanced mortgages as well as rental housing and helping struggling homeowners avoid foreclosure.

Preventing Foreclosures – Freddie Mac continued to help struggling borrowers retain their homes or otherwise avoid foreclosure, completing approximately 18,000 single-family loan workouts in the first quarter of 2017.

Mortgage Funding – Freddie Mac provided approximately $98 billion in liquidity to the market in the first quarter of 2017, funding:

●	Nearly 368,000 single-family homes, approximately 208,000 of which were refinance loans; and
●	Approximately 159,000 multifamily rental units.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

Note: Amounts may not add due to rounding.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

About Freddie Mac’s Conservatorship

Since September 2008, Freddie Mac has been operating under conservatorship, with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.

Treasury Draw Requests and Dividend Payments

(1)	Excludes the initial $1 billion liquidation preference of senior preferred stock issued to Treasury in September 2008 as consideration for Treasury’s funding commitment. The company received no cash proceeds as a result of issuing this initial $1 billion liquidation preference of senior preferred stock.
(2)	Includes the scheduled June 2017 dividend obligation of $2.2 billion.

Note: Amounts may not add due to rounding.

●	Scheduled dividend obligation to Treasury in June 2017 will be $2.2 billion, based on Freddie Mac’s net worth of $2.8 billion at March 31, 2017, less the 2017 capital reserve amount of $600 million.
◾	The applicable capital reserve amount is $600 million for 2017 and will be zero beginning on January 1, 2018.
◾	The declining capital reserve required under the terms of the Purchase Agreement (ultimately reaching zero in 2018) increases the risk of Freddie Mac having a negative net worth and thus being required to draw from Treasury.
●	Aggregate cash dividends paid to Treasury will total $108.2 billion (including the scheduled June 2017 dividend obligation), $36.9 billion more than cumulative cash draws of $71.3 billion received from Treasury through March 31, 2017.
●	The amount of funding available to Freddie Mac under the Purchase Agreement remains unchanged at $140.5 billion and will be reduced by any future draws.
●	Treasury still maintains a liquidation preference of $72.3 billion on the company’s senior preferred stock as of March 31, 2017.
◾	The payment of dividends does not reduce the outstanding liquidation preference under the Purchase Agreement.
◾	Freddie Mac is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the Purchase Agreement.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

Additional Information

For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

Webcast Announcement

Management will host a conference call at 9 a.m. Eastern Time on May 2, 2017 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: http://edge.media-server.com/m/p/j6e3gu29. The replay will be available on the company’s Web site at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Media Contact: Lisa Gagnon (703) 903-3385	Investor Contact: Laurie Garthune (571) 382-4732

*     *     *     *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family Guarantee, Multifamily and Investments segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, the costs and benefits of the company’s credit risk transfer transactions, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

FREDDIE MAC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended
	March 31, 2017	December 31, 2016
	(in millions, except share-related amounts)
Interest income
Mortgage loans	$15,965	$14,987
Investments in securities	914	932
Other	101	83

Total interest income	16,980	16,002

Interest expense	(13,142)	(12,072)
Expense related to derivatives	(43)	(45)

Net interest income	3,795	3,885
Benefit (provision) for credit losses	116	(326)

Net interest income after benefit (provision) for credit losses	3,911	3,559

Non-interest income (loss)
Gains on extinguishment of debt	218	55
Derivative gains (losses)	(302)	6,381
Net Impairment of available-for-sale securities recognized in earnings	(13)	(53)
Other gains (losses) on investment securities recognized in earnings	56	(1,140)
Other income (loss)	415	(273)

Non-interest income	374	4,970

Non-interest expense
Salaries and employee benefits	(275)	(262)
Professional services	(112)	(142)
Occupancy expense	(13)	(25)
Other administrative expense	(111)	(155)

Total administrative expense	(511)	(584)
Real estate owned operations expense	(56)	(118)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(321)	(307)
Other expense	(76)	(157)

Non-interest expense	(964)	(1,166)

Income before income tax (expense)	3,321	7,363
Income tax (expense)	(1,110)	(2,516)

Net income	2,211	4,847

Other comprehensive income (loss), net of taxes and reclassification adjustments:
Changes in unrealized gains (losses) related to available-for-sale securities	(2)	(1,006)
Changes in unrealized gains related to cash flow hedge relationships	28	46
Changes in defined benefit plans	(3)	(12)

Total other comprehensive income (loss), net of taxes and reclassification adjustments	23	(972)

Comprehensive income	$2,234	$3,875

Net income	$2,211	$4,847
Undistributed net worth sweep and senior preferred stock dividends	(2,234)	(4,475)

Net income (loss) attributable to common stockholders	$(23)	$372

Net income (loss) per common share — basic and diluted	$(0.01)	$0.11
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

FREDDIE MAC

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2017	December 31, 2016
	(in millions, except share-related amounts)
Assets
Cash and cash equivalents	$10,679	$12,369
Restricted cash and cash equivalents	1,837	9,851
Securities purchased under agreements to resell	51,257	51,548
Investments in securities, at fair value	108,627	111,547
Mortgage loans held-for-sale (includes $17,687 and $16,255 at fair value)	19,666	18,088
Mortgage loans held-for-investment (net of allowance for loan losses of $12,739 and $13,431)	1,807,950	1,784,915
Accrued interest receivable	6,221	6,135
Derivative assets, net	569	747
Deferred tax assets, net	15,806	15,818
Other assets (includes $2,474 and $2,408 at fair value)	9,696	12,358

Total assets	$2,032,308	$2,023,376

Liabilities and equity
Liabilities
Accrued interest payable	$5,897	$6,015
Debt, net (includes $6,253 and $6,010 at fair value)	2,018,444	2,002,004
Derivative liabilities, net	335	795
Other liabilities	4,798	9,487

Total liabilities	2,029,474	2,018,301

Commitments and contingencies
Equity
Senior preferred stock	72,336	72,336
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,054,731 shares and 650,046,828 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(80,207)	(77,941)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $716 and $782, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	913	915
Cash flow hedge relationships	(452)	(480)
Defined benefit plans	18	21

Total AOCI, net of taxes	479	456
Treasury stock, at cost, 75,809,155 shares and 75,817,058 shares	(3,883)	(3,885)

Total equity	2,834	5,075

Total liabilities and equity	$2,032,308	$2,023,376

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

Freddie Mac

Non-GAAP Reconciliations

$ Millions, Pre-Tax

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income
		1Q 2016	2Q 2016	3Q 2016	4Q 2016	1Q 2017
1	GAAP Net Interest Income	$3,405	$3,443	$3,646	$3,885	$3,795
	Reclassifications:
2	Guarantee fee income reclassified out of net interest income (1), (2)	(1,555)	(1,781)	(1,935)	(1,970)	(1,741)
3	Accrual of periodic cash settlements reclassified into net interest income (3)	(490)	(420)	(416)	(434)	(467)
4	Other reclassifications (4)	(78)	(35)	(106)	(325)	(387)

5	Total reclassifications	$(2,124)	$(2,236)	$(2,456)	$(2,730)	$(2,595)

6	Adjusted Net Interest Income	$1,281	$1,207	$1,190	$1,155	$1,200

Reconciliation of GAAP Guarantee Fee Income* to Adjusted Guarantee Fee Income
		1Q 2016	2Q 2016	3Q 2016	4Q 2016	1Q 2017
7	GAAP Guarantee Fee Income*	$110	$124	$133	$146	$149
	Reclassifications:
8	Guarantee fee income reclassified from net interest income (1), (2)	1,555	1,781	1,935	1,970	1,741
9	Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (5)	(272)	(280)	(293)	(307)	(321)

10	Total reclassifications	1,283	1,501	1,642	1,663	1,420

11	Adjusted Guarantee Fee Income	$1,393	$1,625	$1,775	$1,809	$1,569

* Guarantee fee income on a GAAP basis is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

Note: Columns may not add due to rounding.

For notes on reclassifications, see page 17 of this press release.

Freddie Mac First Quarter 2017 Financial Results

May 2, 2017

During the first quarter of 2017, the company changed how it calculates certain components of its Segment Earnings for its Investments segment. The purpose of this change is to simplify Segment Earnings results relative to GAAP results in order to better reflect how management evaluates the Investments segment. Prior period results have been revised to conform to the current period presentation. The change to the calculation of net interest income for the Investments segment is also reflected in the company’s calculation of adjusted net interest income.

The change includes:

•	The discontinuation of adjustments which reflected the reclassification of amortization of upfront cash paid and received upon acquisitions and issuances of swaptions and options from derivative gains (losses) to net interest income for the Investments segment.

¡	The discontinuation of the adjustments resulted in an increase to adjusted net interest income of $281 million, $318 million, $402 million, and $347 million for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016, respectively, to align with the current presentation. This change did not affect the calculation of adjusted guarantee fee income.

Notes on Significant Reclassifications

(1) Net guarantee fees are reclassified from GAAP net interest income to adjusted guarantee fee income.

(2) Implied guarantee fee income related to unsecuritized loans held in the mortgage investments portfolio is reclassified from GAAP net interest income to adjusted guarantee fee income.

(3) The accrual of periodic cash settlements of all derivatives is reclassified from GAAP derivative gains (losses) into adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.

(4) Other reclassifications primarily relate to items reclassified out of GAAP net interest income, including the amortization of premiums and discounts associated with the company’s PCs and the loans underlying those PCs, amortization of non-cash premiums on single-family loans in trusts and on consolidated PCs, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, the accretion of other-than-temporary impairments on available-for-sale securities, STACR debt note expense and net float income or expense.

(5) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.